EXHIBIT "A"

                          ARBITRATION PROGRAM

          (a) Binding Arbitration. Upon the request of any party, whether made before or after the institution of any legal proceeding, any action, dispute, claim, or controversy of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising between the parties in any way arising out of, pertaining to or in connection with (1) the agreement, document or instrument to which this Arbitration Program is attached or in which it is referred to or any related agreements, documents, or instruments (the "Documents"); (2) all past and present loans, credits, accounts, deposit accounts (whether demand deposits or time deposits), safe deposit boxes, safekeeping agreements, guarantees, letters of credit, goods or services, or other transactions, contracts or agreements; (3) any incidents, omissions, acts, practices, or occurrences causing injury to either party whereby the other party or its agents, employees or representatives may be liable, in whole or in part; or (4) any aspect of the past or present relationships of the parties, shall be resolved by binding arbitration in accordance with the terms of this Arbitration Program. The foregoing matters shall be referred to as a "Dispute." Any party to this Arbitration Program may, by summary proceedings (e.g., a plea in abatement or motion to stay further proceedings), bring an action in court to compel arbitration of any Disputes.

          (b) Governing Rules. All Disputes between the parties shall be resolved by binding arbitration administered by the American Arbitration Association (the "AAA") in accordance with the terms of this Arbitration Program, the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the Federal Arbitration Act (Title 9 of the United States Code). In the event of any inconsistency between this Arbitration Program and such statute and rules, this Arbitration Program shall control. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction; provided, however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. 91 or Texas Banking Code art. 342-609.

          (c) No Waiver: Preservation of Remedies. No provision of, nor the exercise of any rights under, this Arbitration Program shall limit the right of any party to employ other remedies, including, without limitation (1) foreclosing against any real or personal property collateral or other security by the exercise of a power of sale under a deed of trust, mortgage, or other security agreement or instrument, or applicable law; (2) exercising self-help remedies (including set-off rights); or (3) obtaining provisional or ancillary remedies such as injunctive relief, sequestration, attachment, garnishment, or the appointment of a receiver from a court having jurisdiction before, during, or after the pendency of any arbitration. The institution and maintenance of an action for judicial relief or pursuit of provisional or ancillary remedies or exercise of self help remedies shall not constitute a waiver of the right of any party, including the plaintiff, to submit the Dispute to arbitration nor render inapplicable the compulsory arbitration provisions hereof. Without limitation of the foregoing, the parties shall be entitled to the benefits of each and all of the remedies and assistance provided for by applicable law.

           In Disputes involving indebtedness or other monetary obligations, each party agrees that the other party may proceed against all liable persons, jointly and severally, or against one or more of them, less than all, without impairing rights against other liable persons. Nor shall a party be required to join the principal obligor or any other liable persons (e.g., sureties or guarantors) in any proceeding against a particular person. A party may release or settle with one or more liable persons as the party deems fit without releasing or impairing rights to proceed against any persons not so released.

          (d) Statutes of Limitation. All statutes of limitation that would otherwise be applicable shall apply to any arbitration proceeding.

          (e)   Scope  of Award: Modification or Vacation  of  Award:
    Qualifications. The arbitrators shall resolve all Disputes in accordance with the applicable substantive law. Any arbitrators shall be practicing attorneys licensed to practice law in the State of Texas and shall be knowledgeable in the subject matter of the Dispute. With respect to a Dispute in which the claim or amount in controversy does not exceed $1 million, a single arbitrator (who shall have authority to render a maximum award of $1 million, including all damages of any kind and costs, fees and the like) shall be chosen and shall decide the Dispute.

          With respect to a Dispute in which the claim or amount in controversy exceeds $1 million, the Dispute shall be decided by a majority vote of three (3) arbitrators. The arbitrators may grant any remedy or relief that the arbitrators deem just and equitable and within the scope of this Arbitration Program. The arbitrators may also grant such ancillary relief as is necessary to make effective the award. In all arbitration proceedings in which the amount in controversy exceeds $1 million in the aggregate, the arbitrators shall make specific, written findings of fact and conclusions of law. In all arbitration proceedings in which the amount in controversy exceeds $1 million, in the aggregate, the parties shall have, in addition to the limited statutory right to seek vacation of modification of an award pursuant to applicable law, the right to seek vacation or modification of any award that is based in whole or in part on an incorrect ruling of law; provided, however, that any such application for vacation or modification of an award based on an incorrect ruling of law must be filed in a court having jurisdiction over the Dispute within fifteen (15) days from the date the award is rendered. The arbitrators' findings of fact shall be binding on all parties and shall not be subject to further review except as otherwise allowed by applicable law.

         (f) Other Matters and Miscellaneous. To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 180 days of the filing of the Dispute with the AAA. Arbitration proceedings hereunder shall be conducted at one of the following locations in the State of Texas agreed to in writing by the parties or, in the absence of such agreement, selected by the AAA: (1) Austin; (2) Dallas; (3) Fort Worth; (4) Houston; or (5) San Antonio. Arbitrators shall be empowered to impose sanctions and to take such other actions as the arbitrators deem necessary to the same extent a judge could do pursuant to the Federal Rules of Civil Procedure, the Texas Rules of Civil Procedure, and applicable law.

         This Arbitration Program constitutes the entire agreement of the parties with respect to its subject matter and supersedes all prior discussions, arrangements, negotiations, and other communications on dispute resolution. The provisions of this Arbitration Program shall survive any termination, amendment, or expiration of the Documents, unless the parties otherwise expressly agree in writing. To the extent permitted by applicable law, the arbitrator shall have the power to award recovery of all costs and fees (including attorneys' fees, administrative fees, and arbitrators' fees) to the prevailing party.

          This Arbitration Program may be amended, changed, or modified only by the express provisions of a writing which specifically refers to this Arbitration Program and which is signed by all the parties hereto. If any term, covenant, condition or provision of this Arbitration Program is found to be unlawful or invalid or unenforceable, such illegality or invalidity or unenforceability shall not affect the legality, validity or enforceability of the remaining parts of this Arbitration Program, and all such remaining parts hereof shall be valid and enforceable and have full force and effect as if the illegal, invalid or unenforceable part had not been included.

         The captions or headings in this Arbitration Program are for convenience of reference only and are not intended to constitute any part of the body or text of this Arbitration Program. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential, except for disclosures of information required in the ordinary course of business of the parties or by applicable law or regulation.